FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


      THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of the 1st day of January 2005, by and between FIND/SVP, INC., a New York corporation (the "Company") and Peter Stone ("Employee").

      WHEREAS, the Company and the Employee are parties to an Employment Agreement entered into as of May 13, 2002 (the "Employment Agreement"); and

      WHEREAS, the Company and the Employee now desire to amend and modify certain terms and provisions of the Employment Agreement.

      NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Defined Terms; Section References. Any capitalized term used, but not defined, in this Amendment shall have the meaning given thereto in the Employment Agreement. All section references herein refer to the applicable section of the Employment Agreement.

      2. The date "May 13, 2005" in Section 2.1 is deemed amended and replaced with "December 31, 2007".

      3. Section 3.1 is deemed amended in its entirety as set forth below:

      3.1 (a) Employee shall receive salary for his services at the rate of $220,000 per annum ("Base Salary"), payable in accordance with the Company's normal payroll procedures for executive employees.

      (b) On an annual basis beginning on January 1, 2006, the Company shall review the Employee's performance and other relevant factors relating to salary. If the Employee is employed by the Company as of January 1, 2006, he will receive a minimum Base Salary increase of 6%. Any further salary adjustments shall be at the discretion of the Company's Chief Executive Officer.

      (c) At the discretion of the Chief Executive Officer of the Company, and subject to the approval of the Compensation Committee of the Board of Directors of the Company, Employee shall be eligible to receive an annual bonus based on performance. In addition to any other bonus(es), whether based on performance or otherwise, that the Company may award to Employee, the Company's bonus program shall (a) provide that Employee shall earn 25% of Base Salary in each year of the Term if the Company achieves the Company's (adjusted) EDITDA target, for each year of such Term, and (b) provide that Employee shall earn 50% of Base Salary in each year of the Term if the Company achieves 120% of the Company's EBITDA target, for each year of such Term. The Company shall in good faith determine the EBITDA target for each year of the Term on or prior to January 31 of such year.

      (d) Employee shall also be eligible for a performance based bonus, to be determined at the discretion of the Chief Executive Officer of the Company. Employee's discretionary performance based bonus for 2004 shall be $50,000.

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      4. Section 3.5 is amended by replacing Section 3.5(b) in its entirety as follows and by adding a new subparagraph 3.5(c) at the end of Section 3.5 as set forth below:

      (b) In the event that Employee (i) leaves the employment of the Company for Good Reason (as defined in Section 2.4 of the Employment Agreement) or
      (ii) is terminated by the Company without cause (as defined in Section 2.3 of the Employment Agreement) during the Term, then Employee shall be entitled to receive (A) the compensation and benefits provided in Sections 3.1(a) and 3.3 for a period of six (6) months from the date of termination, and (B) a lump sum payment in an amount equal to the sum of
      (1) the amount of Employee's bonus that should have been paid with respect to that part of the fiscal year in which the date of termination occurs, absent the termination of Employee's employment, (2) Employee's actual earned bonus for any completed fiscal year or period not theretofore paid, and (3) the unpaid portion of any amount earned by Employee prior to the date of such termination pursuant to any benefit program in which Employee participated during the Term, including without limitation, any accrued vacation pay to the extent not theretofore paid. For purposes of calculating the amount of any partial year bonus to be awarded pursuant to
      (B)(1) above, the Company's actual EBITDA through the last completed month prior to the date of termination shall be measured against the Company's EBITDA target prorated for the portion of such fiscal year through the last day of the last completed month prior to the date of termination, and for purposes of clarity, the Base Salary used to calculate any partial year bonus award shall be the amount of Base Salary earned during the partial year prior to the date of termination.

      (c) In the event that Employee's employment by the Company is terminated as a result of (i) the death of Employee, (ii) the incapacity of Employee as defined in Section 2.2 of the Employment Agreement, or (iii) a Nonrenewal Event (as defined below), then Employee shall be entitled to receive the compensation and benefits provided for in Sections 3.1(a) and
      3.3 hereof for a period of six (6) months from the date of termination. For purposes of this Agreement, a "Nonrenewal Event" shall occur in the event that Employee ceases to continue employment with the Company after the expiration of the Term because the Company does not offer to continue Employee's employment hereunder on terms that are substantially the same as the terms contained in this Agreement.

      5. Section 3 is amended by adding a new subparagraph (3.7) at the end thereof as follows:

      3.7 Executive shall be granted a total of 150,000 shares of restricted stock (the "Restricted Stock") under the Company's 2003 Stock Incentive Plan (the "Plan") or such other similar stock plan that the Company may have in place at the time as follows: (a) 25,000 shares of Restricted Stock at the commencement of year 1 of the Term; (b) 50,000 shares of Restricted Stock at the commencement of year 2 of the Term; and (c) 75,000 shares of Restricted Stock at the commencement of year 3 of the Term. In the event that the Company does not have a stock incentive plan in place with enough shares to be granted to Employee, the Company shall use its commercially reasonable efforts to obtain stockholder approval for a new equity compensation plan or an amendment to an existing plan and then grant such Restricted Stock under such plan.

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      The restrictions on the award shall vest as follows: (i) 100% on the date the Average Closing Price exceeds three dollars and twenty five cents ($3.25) per share in year 1 of the Term, (ii) 100% on the date the Average Closing Price exceeds four dollars ($4.00) per share in year 2 of the Term, (iii) 100% on the date the Average Closing Price exceeds five dollars ($5.00) per share in year 3 of the Term or (iv) the date there is a Change of Control (as defined in Section 4) of the Company. For purposes of this Agreement, "Average Closing Price" shall mean the average closing price of the Company's common stock quoted on the NASDAQ System or such other exchange where the Company's common stock may be traded for fifteen
      (15) consecutive trading days. The number of shares granted and the target share price shall be adjusted for changes in the common stock as outlined in Section 18.1 of the Plan or as otherwise mutually agreed in writing between the parties. The terms of the Restricted Stock granted hereunder shall each be set forth in a Restricted Stock Award Agreement attached hereto as Exhibit A.

      6. Except as expressly amended by this Amendment Agreement, the Employment Agreement shall remain in full force and effect.

      7. This Amendment Agreement shall be governed by, and construed in accordance with the laws of the state of New York applicable to contracts executed, and to be fully performed, in such state.

      8. This agreement may be executed in any number of counterparts and via facsimile, but all such counterparts will together constitute one and the same agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the day and year first written above.


COMPANY:                                                 EMPLOYEE

FIND/SVP, INC.


By: /s/ David Walke                                      /s/ Peter Stone
   -----------------------                               -----------------------
   Name:  David Walke                                    Peter Stone
   Title: Chief Executive Officer

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